Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-267291) of Paycor HCM, Inc., and

(2)Registration Statement (Form S-8 No. 333-258147) pertaining to the Paycor HCM, Inc. 2021 Omnibus Incentive Plan and the Paycor HCM, Inc. 2021 Employee Stock Purchase Plan.;

of our reports dated August 22, 2024, with respect to the consolidated financial statements of Paycor HCM, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Paycor HCM, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Paycor HCM, Inc. and Subsidiaries for the year ended June 30, 2024.

Cincinnati, Ohio
August 22, 2024